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Exhibit 99.(a)(1)(C)

PHARMACOPEIA, INC.

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

LETTER OF TRANSMITTAL

        Before signing this Letter of Transmittal, please make sure you have received, read, and understand the documents that make up the offer, including (a) the Offer to Purchase for Cash All Outstanding Options to Purchase Common Stock (referred to as the "Offer to Purchase"), (b) the letter from Dr. Joseph A. Mollica, dated November 21, 2008, (c) your personal options statement, (d) this Letter of Transmittal and (e) the Election Withdrawal Notice. The offer is subject to the terms of these documents as they may be amended. The offer provides optionholders the opportunity to tender all of their outstanding options in exchange for a cash payment of $0.20 per share of Pharmacopeia common stock issuable upon exercise of each such option. The offer expires at 11:59 p.m. Eastern Standard Time, on December 22, 2008, unless extended.

        In accordance with the terms outlined in the Offer to Purchase and other documents that make up the offer, you will receive a cash payment of $0.20 per share of Pharmacopeia common stock issuable upon exercise of each such option in exchange for the tender of all of your outstanding options. You will no longer have any rights under any options that are tendered pursuant to the offer, other than the right to receive the cash payment.

        BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO PURCHASE AND RELATED DOCUMENTS.

        If you would like to participate in the offer, please indicate your election by checking the box below and completing and signing this Letter of Transmittal. Please be sure to follow the instructions, which are attached.

        You may withdraw this election by submitting a properly completed and signed Election Withdrawal Notice to Justin Vogel, Corporate Controller, by (a) facsimile at fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 before 11:59 p.m. Eastern Standard Time on December 22, 2008, or such later date if the offer period is extended. In addition, if we do not accept your Letter of Transmittal by January 21, 2009, you may withdraw the options tendered at any time after such date. Only responses that are complete, signed, and actually received by Justin Vogel, Corporate Controller, by the deadline will be accepted.

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Yes, I wish to tender all of my outstanding options in exchange for the cash payment described in the Offer to Purchase.

        As consideration for receipt of the cash payment, all of my outstanding options are hereby irrevocably tendered for cancellation unless I validly and timely withdraw this election to tender my options prior to the expiration date of the offer, or any extension thereof.

        Upon receipt of the cash payment, the undersigned hereby fully and irrevocably releases and relinquishes all of his or her right, title and interest in and to each outstanding option listed in his or her personal options statement in exchange for the cash payment.

        You represent that (a) the options listed in your personal options statement represent all of your outstanding and unexercised options to purchase the common stock of Pharmacopeia, (b) you have full authority to release and relinquish all right, title and interest with respect to such options and (c) such options are free and clear of all liens, claims and encumbrances.

Signature of Holder:

Print Name:

Date/Time:	Phone:	Email Address:

        RETURN TO JUSTIN VOGEL, CORPORATE CONTROLLER, NO LATER THAN 11:59 P.M. EASTERN STANDARD TIME, ON DECEMBER 22, 2008 (OR SUCH LATER DATE IF THE OFFER PERIOD IS EXTENDED) BY (A) FACSIMILE AT FAX NUMBER (609) 452-3672, (B) EMAIL TO JVOGEL@PCOP.COM OR (C) HAND DELIVERY OR MAIL TO ATTN: JUSTIN VOGEL, CORPORATE CONTROLLER, PHARMACOPEIA, INC., 3000 EASTPARK BOULEVARD, CRANBURY, NEW JERSEY 08512.

PHARMACOPEIA, INC.

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal.

        A properly completed and signed original of this Letter of Transmittal (or a facsimile of it) must be received by Justin Vogel, Corporate Controller, by (a) facsimile to fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 on or before 11:59 Eastern Standard Time, on December 22, 2008, or such later date if the offer is extended (referred to as the "expiration date"). If Pharmacopeia extends the offer, this Letter of Transmittal must be received by Justin Vogel, Corporate Controller, by the date and time of the extended expiration of the offer.

        The delivery of all required documents, including this Letter of Transmittal, is at your risk. Delivery will be deemed made only when actually received by Pharmacopeia. You may send the completed Letter of Transmittal to Justin Vogel, Corporate Controller, by (a) facsimile to fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 by the expiration date. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Letter of Transmittal by email within two business days of receipt. If you have not received such an email confirmation, it is your responsibility to ensure that your Letter of Transmittal has been received by the expiration date. Only Letters of Transmittal that are completed, signed, and actually received by Justin Vogel, Corporate Controller, by the deadline will be accepted.

        Our receipt of your Letter of Transmittal is not by itself an acceptance of your outstanding options for purchase. For purposes of the offer, we will be deemed to have accepted options for purchase that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for purchase of such options, which notice may be made by press release, email or other method of communication. Payment of the cash amount pursuant to the offer will also be deemed to be acceptance of tendered options.

        Pharmacopeia will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation of receipt of this Letter of Transmittal, by signing this Letter of Transmittal, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Purchase. Any confirmation of receipt sent to you will merely be a notification that we have received your Letter of Transmittal and does not mean that your options have been accepted for purchase. Your options will be cancelled once such options are accepted for purchase, which will occur promptly following the expiration of the offer period, which expiration is scheduled to be December 22, 2008, but may be extended.

2. Withdrawal and Additional Tenders.

        Tenders of outstanding options made through the offer may be withdrawn at any time before 11:59 p.m. Eastern Standard Time, on December 22, 2008, or such later date if the offer period is extended. In addition, if we do not accept your Letter of Transmittal by January 21, 2009, you may withdraw the options tendered at any time after such date. To withdraw tendered options, you must deliver a signed and dated Election Withdrawal Notice, with the required information, to Justin Vogel, Corporate Controller, by (a) facsimile to fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to tender those options before the expiration date. To re-elect to tender your withdrawn options, you must submit a new Letter of Transmittal to Justin Vogel, Corporate Controller, by (a) facsimile to fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 before the expiration date by following the procedures described in these instructions. Your new Letter of Transmittal must include the required information regarding all of your outstanding options and must be signed and clearly dated after the date of your original Letter of Transmittal and any Election Withdrawal Notice you have submitted. Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or Election Withdrawal Notice will be disregarded and will be considered replaced in full by the new Letter of Transmittal. You will be bound by the last properly submitted Letter of Transmittal or Election Withdrawal Notice, as the case may be, that we receive prior to the expiration date.

3. Tenders.

        If you intend to tender outstanding options pursuant to the offer, you must tender all of your outstanding options.

        You may not pick and choose which of your outstanding options you wish to tender. If you have previously exercised a portion of your options, your election will apply to the portion that remains outstanding and unexercised.

4. Signatures on this Letter of Transmittal.

        If this Letter of Transmittal is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement or agreements were signed, please submit proof of the legal name change.

        If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence satisfactory to Pharmacopeia of the authority of that person to act in that capacity must be submitted with this Letter of Transmittal.

5. Other Information on this Letter of Transmittal.

        In addition to signing this Letter of Transmittal, you must print your name and indicate the date and time upon which you signed. You must also include a current phone number and email address.

6. Requests for Assistance or Additional Copies.

        You should direct any questions or requests for additional copies of the Offer to Purchase or this Letter of Transmittal to Justin Vogel, Corporate Controller (email to jvogel@pcop.com or by phone to (609) 452-3645) or to Justin Vogel, Corporate Controller, in writing at Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512. Copies will be furnished promptly at Pharmacopeia's expense.

7. Irregularities.

        We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular options or any particular option holder. No options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the purchase of any options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

        Important: This Letter of Transmittal (or a facsimile copy of it), together with all other required documents, must be received by Justin Vogel, Corporate Controller, by (a) facsimile to fax number (609) 452-3672, (b) email to jvogel@pcop.com or (c) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, on or before 11:59 p.m., Eastern Standard Time, on December 22, 2008, or such later date if the offer period is extended.

8. Additional Documents to Read.

        You should be sure to read the Offer to Purchase, all documents referenced therein, and the letter from Dr. Joseph A. Mollica, dated November 21, 2008, before deciding to participate in the offer.

9. Important Tax Information.

        You should refer to Section III.8 of the Offer to Purchase, which contains important federal income tax information. We also recommend that you consult with your tax advisor before deciding whether to participate in the offer.

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  Exhibit 99.(a)(1)(C)
PHARMACOPEIA, INC.
OFFER TO PURCHASE FOR CASH ALL OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
LETTER OF TRANSMITTAL
PHARMACOPEIA, INC. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK INSTRUCTIONS TO THE LETTER OF TRANSMITTAL FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER